                                 EMPLOYMENT AGREEMENT

       This Employment Agreement ("AGREEMENT") is made effective as of ________, 1999 (the "EFFECTIVE DATE") by and between INTERDENT, INC., a Delaware corporation (the "COMPANY"), and STEVEN R. MATZKIN, D.D.S. ("Employee").

                                       RECITALS

       Pursuant to that certain Agreement and Plan of Merger by and between the Company and ID Recap, Inc. dated October 22, 1999, as amended, the Company as the surviving corporation in the merger has determined to employ Employee as its Co-Chairman, President and Chief Dental Officer. The parties desire that this Agreement supersede any and all prior employment agreements Employee may have with the Company, Gentle Dental Service Corporation ("GDSC") or Dental Care Alliance, Inc. ("DCA") and that such prior agreements be cancelled.

                                      AGREEMENT

       In consideration of the promises, covenants, and representations below, the parties agree as follows:

       1. BASE COMPENSATION. The Company will pay Employee as compensation for Employee's services a base salary at the annual rate of $400,000 or at such higher rate as the Company may determine from time to time ("BASE SALARY"). Employee's Base Salary will be payable in accordance with the Company's standard payroll procedures. In no event shall such Base Salary be decreased.

       2. DUTIES. Employee shall serve as Co-Chairman, President and Chief Dental Officer of the Company and shall perform such customary, appropriate and reasonable executive duties as are usually performed by persons in these positions or as may be delegated to Employee by the Chief Executive Officer or Board of Directors (the "BOARD") of the Company consistent with the responsibilities of such offices. Employee shall be employed on a full-time basis and shall devote all of Employee's working time, attention and energies to the Company during the term of Employee's employment. Notwithstanding the preceding, Employee will not be precluded from engaging in appropriate professional, educational, civic, charitable or religious activities or from devoting a reasonable amount of time to private investments that do not interfere or conflict with Employee's responsibilities to the Company. Employee shall principally perform Employee's duties hereunder at the east coast regional offices of the Company in Sarasota, Florida.

       3. TERM OF EMPLOYMENT. The term of this Agreement shall commence on the date hereof and shall continue until the third (3rd) anniversary, unless otherwise terminated in accordance with the terms hereof.

       4. EMPLOYEE BENEFITS. During the term of Employee's employment, Employee will be eligible to participate in the employee benefit plans and executive compensation programs (including any bonus plan(s) established by the Board of Directors and/or a Compensation Committee) maintained from time to time for other senior executive officers of the Company to the extent that other senior executive officers of similar level and duties are eligible to participate in such programs. These benefits may change from time to time.

       5. BUSINESS EXPENSES; AUTOMOBILE ALLOWANCE. During the term of Employee's employment, the Company shall reimburse Employee for necessary and reasonable travel, entertainment and other business expenses incurred by Employee in connection with performing Employee's duties hereunder. The Company will reimburse Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies. During the term of Employee's employment, Employee will be entitled to an automobile allowance of $1,000 per month paid to Employee for use at Employee's discretion.

       6. PROPRIETARY INFORMATION AGREEMENT. Employee has signed and will abide by the terms of the Proprietary Information Agreement, the form of which was attached as EXHIBIT A.

       7. VACATION AND HOLIDAYS. Employee will be entitled to fully-paid vacation time and holidays consistent with the Company's policy as may be in place from time to time.

       8.     SEVERANCE COMPENSATION.

              (a) In the event Employee's employment is terminated by Employee for "good reason" (as defined in subparagraph (d) below), or by the Company for any reason other than "cause" (as defined in subparagraph (c) below), then, so long as Employee continues to comply with SECTION 10 (subject to the notice and cure period set forth in Section 10(d), Employee will receive from the Company Employee's Base Salary then in effect for a period of 36 months following the effective date of such termination (the "TERMINATION DATE"), payable in equal bi-monthly installments.

              (b) Notwithstanding subparagraph (a) above, if within twelve months following a "change in control" (as defined SECTION 9 hereof) Employee either (i) is terminated without cause or (ii) terminates his employment for "good reason," then, the Company shall make a lump sum payment to Employee in the amount of Employee's Base Salary then in effect on the Termination Date; PROVIDED, HOWEVER, should Employee fail to comply with SECTION 10 hereof (subject to the notice and cure period set forth in Section 10(d)), the Company shall be entitled to a recovery of such lump sum payment pro rated for the number of months remaining in the three year period.

              (c) For purposes of this Agreement, "cause" shall mean (i) Employee's continuous and willful inattention to Employee's duties after at least one written notice of same has been given to Employee and Employee has been given an opportunity to cure the same within thirty days after such notice;
(ii) any breach by Employee of SECTION 10 of this Agreement which is not cured within 14 days after written notice of the same to Employee; (iii) any act committed by Employee with respect to the property or the business of the Company which constitutes gross recklessness, willful or gross misconduct or fraud; or (iv) criminal conduct which has caused material injury to the Company and which results in conviction of a felony which involves fraud, dishonesty or moral turpitude, excluding from the definition of "cause," without limitation, such events as are stated not to constitute

"cause" in the following sentence. Employee shall not be considered to have been terminated for "cause" if terminated by the Company solely (a) as a result of Employee's bad judgment or negligence, (b) because of any act or omission believed by Employee in good faith to have been in or not opposed to the best interests of the Company (without intent of gaining therefrom directly or indirectly a profit to which Employee was not legally entitled) and reasonably believed by Employee not to have been improper or unlawful,
(c) because of an act or omission in respect of which a determination could properly have been made by the Board that Employee met the applicable standard of conduct prescribed for indemnification or reimbursement under the bylaws or charter of the Company, or the laws of the State of Delaware, in each case in effect at the time of such acts or omissions, or (d) because of any act or omission with respect to which notice of termination is given more than 90 days after the earliest date on which a non-employee director of the Company who is not a party to such act or omission knew or should have known of such act or omission. The effective Termination Date for a termination of Employee for "cause" shall be the date written notice is delivered by the Company to the Employee following the applicable notice and cure period set forth above. In the event of termination for "cause", the Company shall pay to Employee any accrued Base Salary and benefits as of the Termination Date and the Company shall have no further obligation to the Employee.

              (d) For purposes of this Agreement, "good reason" shall mean termination of Employee's employment by Employee within 90 days following (i) any relocation of the Company's executive offices where Employee is employed on the Effective Date to a new location which is in excess of 25 miles from its current location, (ii) a demotion in position from Co-Chairman, President and Chief Dental Officer of the Company (or the successor to or entity controlling the Company upon a "change in control" as defined in SECTION 9 below), or (iii) the assignment of duties and responsibilities of materially lesser status, dignity and character, or a substantial reduction in the nature or status of Employee's duties and responsibilities.

              (e) During any period in which Employee receives severance compensation pursuant to subsection (a) of this SECTION 8 or is obligated under
Section 10(a) or (b) hereof, or, with respect to benefits other than medical insurance and disability insurance, such shorter period following the Termination Date that Employee is eligible to participate in Employer's employee benefit plans, Employee shall further be entitled to medical, life insurance, disability insurance and any other similar benefits to the same extent as theretofore provided by the Company to Employee prior to the Termination Date.

       9. ACCELERATED VESTING OF STOCK OPTIONS. In the event that (i) Employee's employment with the Company is terminated by the Company for any reason other than "cause", (ii) Employee's employment with the Company is terminated by Employee for "good reason", (iii) Employee's employment with the Company is terminated because of death or physical disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, or (iv) a "change in control" (as defined in subparagraphs (a) through (c) below) of the Company occurs, all shares of the Company's Common Stock subject to outstanding options held by Employee at the time of the event shall be fully vested as of the date of such event.

       For purposes of this Agreement, a "change in control" of the Company shall mean:

              (a) consummation of any consolidation, merger or plan of share exchange involving the Company (a "MERGER") in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a Merger in which the holders of shares of Common Stock of the Company immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger or a Merger in which Employee's rights under stock options held by Employee are assumed or remain in effect;

              (b) consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company other than a transaction in which Employee's rights under stock options held by Employee are assumed or remain in effect; or

              (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

       10.    RESTRICTIVE COVENANTS AND CONFIDENTIALITY.

              (a) NON-SOLICITATION. Employee agrees that during the term of Employee's employment and for a period of three years following any termination thereof (for any reason) or its expiration, Employee shall not (either directly or indirectly) solicit, entice, encourage or induce any executive officer, management employee or any dentist or other professional employee who at any time within one year prior to Employee's termination of employment shall have been an employee of the Company or any of its subsidiaries, or who is a dentist or other professional employee who is employed by or performing professional services for any dental practice managed by the Company or one of its subsidiaries, to become employed by or associated with any person, firm or corporation other than the Company, and Employee shall not approach any such employee or dentist for such purpose or encourage the taking of such actions by any other person, firm or corporation or assist any such person, firm or corporation in taking such action.

              (b) NON-COMPETE. Employee agrees that during the term of Employee's employment and provided the Company has not breached its obligations under this Agreement, and during the period of three years following any termination thereof (for any reason) or its expiration, Employee shall not, directly or indirectly, within a 5 mile radius of any location where the Company or any of its subsidiaries owns, manages, develops, or operates any dental practice, engage or participate or make any financial investments in, or become employed by, or act as an agent or principal of, or render advisory or other services to or for, any person, firm or corporation that is engaged, directly or indirectly, in any line of business then engaged in, or planned to be engaged in, by the Company (a "COMPETING ENTERPRISE"). Nothing herein contained shall restrict Employee from holding investments in not more than three percent of the voting securities of any Competing Enterprise whose stock is listed on a national securities exchange or is actively traded on the National Association of Securities Dealers Automated Quotation System, so long as in connection with such investments Employee does not render services to a Competing Enterprise.

              (c) COMPLIANCE WITH PROPRIETARY INFORMATION AGREEMENT. Employee agrees that during the term of Employee's employment and during the period of three years following any termination thereof (for any reason) or its expiration, Employee shall, in all respects, comply with the terms and provisions of the Proprietary Information Agreement, the form of which is attached hereto as EXHIBIT A.

              (d) For purposes of this Agreement, any claims by the Company of breach, non-compliance or other such violation of this SECTION 10 shall be subject to (i) the delivery of written notice by the Company to Employee, reasonably describing and/or substantiating such breach, non-compliance or other such violation and (ii) providing the Employee a reasonable opportunity to cure, which shall not exceed 14 days from the delivery of such notice.

       11.    TERMINATION.

              (a) TERMINATION WITHOUT CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Company shall at all times have the right to terminate Employee's employment hereunder without "cause" and for any reason whatsoever by giving Employee at least ninety (90) calendar days' prior written notice of its intent to so terminate. In the event of the Company's election to terminate Employee's employment hereunder pursuant to this
SECTION 11(a) such employment shall immediately and automatically terminate upon the expiration of the ninety (90) calendar day notice period, provided that on such date the Company shall make severance payments to Employee as provided in
SECTION 8(a) or SECTION 8(b) (as applicable), so long as Employee continues to comply with SECTION 10 hereof (subject to the notice and cure period set forth in SECTION 10(d)), without any further notification or action on the part of the Company, unless Employee gives the Company reason to terminate Employee for "cause" in which case the effective date of termination shall be as determined in SECTION 8(c) hereof.

              (b) VOLUNTARY TERMINATION BY EMPLOYEE. Notwithstanding anything contained in this Agreement to the contrary, Employee shall at all times have the right to voluntarily terminate his employment hereunder by giving the Company at least sixty (60) calendar days' prior written notice of his intent to so terminate. In the event of Employee's election to so terminate his employment hereunder pursuant to this SECTION 11(b), such employment shall immediately and automatically terminate upon the expiration of the sixty (60) calendar day notice period, without any further notification or action on the part of Employee, unless Employee gives the Company reason to terminate Employee for "cause" in which case the effective date of termination shall be as determined in SECTION 8(c) hereof.

              (c) EMPLOYEE'S DEATH. This Agreement shall terminate automatically upon the death of Employee.

       12.    LIMITATION ON PAYMENTS.

              (a) BASIC RULE. Any other provision of this Agreement notwithstanding, the Company shall not be required to make any payment or property transfer to, or for the benefit of, the Employee (under this Agreement or otherwise) that would be nondeductible by the Company by reason of section 280G of the Internal Revenue Code of 1986, as amended (the "Code").or that would subject the Employee to the excise tax described in section 4999 of the Code. All calculations required by this
Section 12 shall be performed by the independent auditors retained by the Company (the "Auditors"), based on information supplied by the Company and the Employee, and shall be binding on the Company and the Employee. All fees and expenses of the Auditors shall be paid by the Company.

              (b) REDUCTIONS. If the amount of the aggregate payments or property transfers to the Employee must be reduced under this Section 12, then the Employee shall direct in which order the payments or transfers are to be reduced, but no change in the timing of any payment or transfer shall be made without the Company's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Company that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Company could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Employee that the Auditors believe has a high probability of success, determine that an Overpayment shall be treated for all purposes as a loan to the Employee that the Employee shall repay to the Company, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Employee to the Company if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to, or for the benefit of, the Employee, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

              (c) Notwithstanding the preceding, the limitation on payments set forth in this Section 12 shall not reduce such payments below an amount equal to Employee's Base Salary then in effect multiplied by a factor of 3.

       13. SURVIVAL. The provisions of this Agreement shall survive the termination of Employee's employment with the Company, irrespective of the reason therefor.

       14. REMEDIES. Employee acknowledges that the services to be rendered by Employee are of a special, unique and extraordinary character and, in connection with such services, Employee will have access to confidential information vital to the Company's and its subsidiaries' businesses. By reason of this access, Employee consents and agrees that if Employee violates any of the provisions of this Agreement, the Company and its subsidiaries shall be entitled, without the need to show actual damages, to an injunction and a temporary restraining order from any court of competent jurisdiction restraining Employee from committing or continuing any such violation of this Agreement. Employee acknowledges that damages at law would not be an adequate remedy for violation of this Agreement, and Employee therefore agrees that the provisions of this Agreement may be specifically enforced against Employee in any court of competent jurisdiction. The rights, powers and remedies of the Company under this Agreement are cumulative and not exclusive of any other right, power or remedy which the Company may have under any other agreement or by law.

       15.    MISCELLANEOUS.

              (a) SUCCESSORS AND ASSIGNS. This Agreement shall be binding on and inure to the benefit of the parties hereto and their heirs, executors, legal representatives, successors and assigns. Neither party shall have the right to assign its obligations, or all or any portion of their rights or interests under this Agreement without the prior written consent of the other party hereto, and any attempt to do so will be null and void.

              (b) GOVERNING LAW. This Agreement is made and entered into and is to be governed by the internal laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state without regard to the conflicts of law principles of such State.

              (c) WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the full right to require such performance at any time thereafter, nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a continuing waiver of such provision, or waiver of any other breach under any other provision of this Agreement.

              (d) ENTIRE AGREEMENT. This Agreement and the Proprietary Information Agreement set forth the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the parties with respect to such subject matter. This Agreement may be amended only by a written instrument signed by both parties hereto making specific reference to this Agreement and expressing the plan or intention to modify it.

              (e) SEVERABILITY. If any provision of this Agreement shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions of this Agreement shall not be affected thereby. The invalid, ineffective and unenforceable provision shall, without further action by the parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision; provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made.

              (f) PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes and replaces in its entirety any prior employment agreement ("PRIOR AGREEMENT") between Employee and the Company, GDSC and DCA, which Prior Agreement is hereby terminated and rendered null and void. In addition, and as part of the consideration for the Company entering into this Agreement, notwithstanding anything to the contrary contained in any Prior Agreement, Employee hereby waives any entitlement to any and all compensation, of any type or kind whatsoever, which Employee is or may be entitled to upon termination of any Prior Agreement.

       IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

                                   COMPANY:

                                   INTERDENT, INC.


                                   By:    ______________________________________
                                          Michael T. Fiore
                                          Co-Chairman and Chief Executive
                                          Officer


                                   EMPLOYEE:


                                   ____________________________________________
                                   Steven R. Matzkin, D.D.S.

                                      EXHIBIT A


            EMPLOYEE'S PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

InterDent, Inc.
222 North Sepulveda Boulevard, Suite 740
El Segundo, CA 90245-4340

Gentlemen:

       I recognize that InterDent, Inc., a Delaware corporation (the "Company"), is engaged in a continuous program of research, development and production with respect to its business, present and future.

       I understand that:

       A. As part of my employment by the Company I am expected to make new contributions and inventions of value to the Company.

       B. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to any information:

              (1)    applicable to the business of the Company; or

              (2) applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or learned by me during the period of my employment.

       C. The Company possesses and will continue to possess information that has been created, discovered or developed, or has otherwise become known to the Company (including without limitation information created, discovered, developed or made known by or to me during the period of or arising out of my employment by the Company), and/or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged. All of the aforementioned information is hereinafter called "Confidential Information." By way of illustration, but not limitation, Confidential Information includes all data, compilations, specifications, strategies, projections, processes, techniques, formulae, models and patent disclosures; and all tangible and intangible embodiments thereof of any kind whatsoever including, where appropriate and without limitation, all compositions, machinery, apparatus, records, reports, drawings, patent applications and documents.

       In consideration of my employer or continued employment, as the case may be, and the compensation received by me from the Company from time to time, subject to Section 12 hereof, I hereby agree as follows:

       1. All Confidential Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Confidential Information. At all times during my employment by the Company and at all times after termination of such employment, I will keep in confidence and trust all Confidential Information, and I will not disclose, sell, use, lecture upon or publish any Confidential Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties as an employee of the Company.

       2. I agree that during the period of my employment by the Company, I will not, without the Company's express written consent, engage in any employment or activity in any business competitive with the Company.

       3. All documents, data, records, apparatus, equipment, chemicals, molecules, organisms and other physical property, whether or not pertaining to Confidential Information, furnished to me by the Company or produced by myself or others in connection with my employment shall be and remain the sole property of the Company and shall be returned promptly to the Company as and when requested by the Company. Should the Company not so request, I shall return and deliver all such property upon termination of my employment by me or by the Company for any reason and I will not take with me any such property or any reproduction of such property upon such termination.

       4. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment which are related to or useful in the business of the Company, or result from tasks assigned me by the Company, or result from use of premises owned, leased or contracted for the Company (all said improvements, inventions, formulae, processes, techniques, know-how and data shall be collectively hereinafter called ("Inventions")); such disclosure shall continue for one year after termination of the Agreement with respect to anything that would be an Inventions if made, conceived, reduced to practice or learned during the term hereof.

       5. I agree that all Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Inventions. I further agree as to all Inventions to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents on the Inventions in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents thereon and enforcing same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents for the Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for or execute any patent application with respect to Inventions (indicating renewals, extension, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

       6. As a matter of record I have attached hereto a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company which I desire to remove from the operation of the Agreement; and I covenant that such list is complete. If no such list is attached to the Agreement, I represent that I have made no such inventions and improvements at the time of signing the Agreement.

       7. I represent that my performance of all the terms of the Agreement and that my employment by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to, and continuing throughout, my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

       8. I understand, as part of the consideration for the offer of employment extended to me by the Company and of my employment or continued employment by the Company, that I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company any equipment, supplies, facility or trade secret information of any former employer which are not generally available to the public, unless I have obtained written authorization for their possession and use.

       9. I also understand that, in my employment with the Company, I am not to breach any obligation of confidentiality that I have to others, and I agree that I shall fulfill all such obligations during my employment with the Company.

       10. I agree that in addition to any other rights and remedies available to the Company for any breach by me of my obligations hereunder, the Company shall be entitled to enforcement of my obligations hereunder by court injunction.

       11. If any provision of the Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and all remaining provisions shall continue in full force and effect.

       12. The Agreement shall be effective as of the first day of my employment by the Company.

       13. The term Company, as used herein, shall include any subsidiary or affiliate of InterDent, Inc.

       14. The Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns.

       15. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.


       Dated:  __________ ___, 1999              __________________________
                                                 Steven R. Matzkin



Accepted and Agreed to


as of _________ ___, 1999

INTERDENT, INC.


______________________________
By:    Michael T. Fiore
Title: Co-Chairman and
       Chief Executive Officer